Exhibit 10.11

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that the Registrant treats as private or confidential. The redaction of such information is indicated by [***].

Program Number 200201

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This Cooperative Research and Development Agreement (“CRADA”), dated as of 12/21/18, is entered into by and between Liberty Defense Technologies, Inc., a Massachusetts corporation located at 300 Bear Hill Road, Waltham, MA 02451 (hereinafter referred to as “CRADA PARTNER”) and Massachusetts Institute of Technology Lincoln Laboratory (hereinafter referred to as “LABORATORY”), located at 244 Wood Street, Lexington, Massachusetts, a Department of Defense (DoD), Federally Funded Research and Development Center (FFRDC) operated and managed by the Massachusetts Institute of Technology (hereinafter “MIT”) and performing research under contract between the United States Air Force and MIT.

Whereas, the Stevenson-Wydler Technology Innovation Act of 1980, title 15, Chapter 63, United States Code, among other technology transfer improvements, provides each federal agency with the authority to permit the Director of a contractor-operated federal laboratory to enter into CRADAs with nonfederal entities;

Whereas, the Congress, in enacting the Federal Technology Transfer Act of 1986, title 15, Chapter 63, United States Code, has found that Federal laboratories’ developments should be made accessible to private industry and to state and local governments, and that bringing technology and industrial innovation to the marketplace is central to the economic, environmental, and social well-being of the people of the United States;

Whereas, LABORATORY has performed pre-competitive research and development with respect to public safety and weapons detection (known hereafter as “the Technology”) and desires to make such Technology available to the public use and benefit, resulting in part in the patent application known as MIT Case No. 18409L;

Whereas MIT and CRADA Partner have entered a Patent Option Agreement dated as of April 12, 2018 and an Exclusive Patent License Agreement dated as of September 10, 2018 (the “License Agreement”) respecting the Technology;

Whereas, LABORATORY possesses certain advanced scientific skills, facilities, personnel, special equipment, information, computer software and know how pertaining to the Technology;

Whereas, LABORATORY wishes to encourage and facilitate the transitioning of federally funded technology developments into the private sector for public commercial use;

Whereas, CRADA PARTNER is interested in the further development of the Technology resident at the LABORATORY for transfer to the public and desires to provide resources and funding exclusively for the further development of the Technology; and

Whereas, LABORATORY views its cooperation with CRADA PARTNER to develop and transfer the Technology to be in the furtherance of the public interest.

NOW, THEREFORE, the parties hereto agree to the following:

ARTICLE 1. DEFINITIONS

As used in this CRADA, the following terms shall have the following meanings and such meanings should be equally applicable to both the singular and plural forms of the terms defined:

1.1            The term “invention” means any invention or discovery (including software-related invention) which is or may be patentable or otherwise protected under Title 35 of the United States Code or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 7321 et seq.).

1.2            The term “made” in relation to any invention means the conception or first actual reduction to practice of such invention.

1.3            The term “net royalties or other income” means amounts received from any transaction less sales, use and or value added taxes (VAT) actually paid, import and/or export duties actually paid, transportation or shipping cost prepaid or allowed, amounts allowed or credited due to returns, outside sales commissions, if any, discounts allowed and taken, transportation insurance, if any, and reasonable out of pocket costs actually incurred in the original prosecution of a patent application or in registering a copyright. Such costs are limited to costs directly related to the transaction.

1.4            The term “effective date” means the date the last signature is affixed to this CRADA.

1.5            The term “proprietary information” means information which, at the time of disclosure, is designated in writing as “confidential” to the owning party and embodies trade secrets or is confidential technical, business, or financial information, provided that such information:

i)	is not generally known, or is not available from other sources without obligation concerning its confidentiality;

ii)	has not been made available by the owners to others without obligation concerning its confidentiality;

iii)	is not already available to the public without obligation concerning its confidentiality; or

iv)	can lawfully be withheld from disclosure under the Freedom of Information Act, 5 U.S.C. 552 et seq., as provided at 15 U.S.C. 3710a(c)(7)(A) & (B). This exemption for PROPRIETARY INFORMATION developed jointly by the parties or solely by M.I.T. shall expire not later than five years from the date of development of such PROPRIETARY INFORMATION; or

v)	does not include information which is independently created by the receiving party as shown by its written records.

1.6            The term “created” in relation to any copyrightable software work means when the work is fixed in any tangible medium of expression for the first time, as provided for in 17 U.S.C. 101.

1.7            The term “Reviewing Official” means the authorized representative of the Department of the Air Force who is a signatory of this CRADA.

1.8            The term “LABORATORY Property” shall mean property belonging to MIT or property belonging to the U.S. Government located at LABORATORY, for which LABORATORY has property management responsibility.

1.9            “GOVERNMENT’ means the Government of the United States of America.

ARTICLE 2. COOPERATIVE RESEARCH AND DEVELOPMENT PROGRAM

2.1            Scope of Work. The cooperative research and development program performed under this CRADA shall be performed in accordance with the Scope of Work (SOW) attached hereto as Appendix A. The utilization of LABORATORY’s personnel, resources, facilities, equipment, skills, know-how, computer software and information (but not funds) will be consistent with its own policies, missions and requirements. Any modifications of the SOW shall be by mutual agreement between the parties and shall be incorporated herein by a formally executed written amendment to this CRADA.

2.2            Review of Work. Conferences shall be held between Will Moulder of the LABORATORY and Aman Bhardwaj of CRADA PARTNER (“Principal Investigators”) on a semi-annual basis for the purpose of reviewing the progress of work defined in the SOW of paragraph 2.1; or more frequently when appropriate.

2.3            Property. CRADA PARTNER may inspect LABORATORY Property approved for use in the CRADA Program. Such property may be repaired or modified at CRADA PARTNER’s expense only after obtaining the written approval of the LABORATORY. Any repair or modification of the property shall not affect the title of the LABORATORY Property. Unless the LABORATORY hereafter otherwise agrees, CRADA PARTNER shall, at no expense to the LABORATORY, return all LABORATORY Property after termination or expiration of this CRADA in the condition in which it was received, normal wear and tear excepted. The LABORATORY reserves the right to audit the use of LABORATORY Property made available to CRADA PARTNER.

2.4            Shipping. When shipping materials, equipment or other items of property to LABORATORY for use in the performance of this program, the CRADA partner shall clearly identify, on both the shipping documents and the outside of the shipping container, the following information:

(a)	CRADA program name;

(b)	Program number; and

(c)	Lincoln Laboratory staff/point of contact name.

2.5            Program Equipment. At the completion of the CRADA program, title to equipment, hardware, and other items of facility purchased with CRADA funds will vest in the U.S. Government, unless otherwise stipulated in this Agreement.

ARTICLE 3. REPORTS

Monthly, informal letter-type written progress reports shall be prepared by the LABORATORY’s Principal Investigator. A final report shall be jointly written within sixty (60) days after the completion of the CRADA Program. The format for these reports will be coordinated between the Principal Investigators set forth in Article 2.2.

ARTICLE 4. TERM

4.1            Term. The term of this CRADA is for a period of 24 months, commencing on the effective date of this CRADA and terminating on the last day of the 24th month. This period may be extended as mutually agreed to by the parties in writing.

4.2            Start Work. The Laboratory will not commence work on the program until the initial funding increment as set forth in Article 5, paragraph 5.1, has been received by the Laboratory.

ARTICLE 5. FINANCIAL OBLIGATION

5.1            Payments. CRADA PARTNER will fund the CRADA in the amount of $734,036 with payments to be made as follows:

Due Date	Amount
Prior to Commencing Phase 1	$164,262
Prior to Commencing Phase 2	$208,255
Prior to Commencing Phase 3	$164,262
Prior to Commencing Phase 4	$197,257

All such payments shall be made payable to [***] and shall be used for performance of this CRADA. Funding provided will be utilized solely for the performance of the CRADA Statement of Work tasks. Payments should be made to the following address:

[***]

5.2            Best Efforts. In performing this CRADA, LABORATORY shall use best efforts to perform to the scope of work set forth in the SOW within the limitations of the funds provided by CRADA PARTNER. Under no circumstances shall LABORATORY be required to perform services beyond the amount of funds provided by CRADA PARTNER.

5.3            Payments from copyrights shall be payable by CRADA PARTNER to MIT in accordance with the provisions of Article 10.

5.4            Royalty or other income from patents shall be payable in accordance with any patent license under Article 8 unless the patent is included in the License Agreement, in which case the License Agreement shall control and no additional royalties shall be payable hereunder.

5.5            Notwithstanding any other provision or term of this Agreement, the LABORATORY will return surplus CRADA program funds to the addressee listed in Paragraph 19.1 within a reasonable period of time after the end of the program.

ARTICLE 6. PUBLICITY, USE OF NAME, AND ENDORSEMENTS

6.1            CRADA PARTNER shall not use the name of LABORATORY or MIT on any product or service which is directly or indirectly related to either this CRADA or any patent license or assignment agreement which implements this CRADA without the prior approval of LABORATORY or the MIT, as appropriate. CRADA PARTNER shall not use the name or trademarks of the United States Department of Homeland Security (DHS) in any advertising, promotional or sales literature without the prior written consent obtained from DHS.

6.2            By entering into this CRADA, LABORATORY and MIT do not directly or indirectly endorse any product or service provided, or to be provided, by CRADA PARTNER, its successors, assignees, or licensees. CRADA PARTNER shall not in any way imply that this CRADA is an endorsement of any such product or service.

ARTICLE 7. PUBLICATION

LABORATORY and CRADA PARTNER agree to confer and consult with each other prior to publication or other public disclosure of the results of work under this CRADA to ensure that no proprietary information belonging to CRADA PARTNER or potentially patentable material is released. Furthermore, prior to submitting a manuscript for publication or before any other public disclosure, each party will offer the other party ample opportunity to review such proposed publication or disclosure, to submit objections, and to file applications for letters patent in a timely manner provided that such review period shall not exceed ninety (90) days unless otherwise mutually agreed.

ARTICLE 8. PATENTS

The provisions of this Article 8 shall apply only with respect to inventions and patents that are not subject to the License Agreement.

8.1            Rights in Inventions Made Solely by CRADA PARTNER Personnel. CRADA PARTNER shall retain title to any invention made pursuant to this CRADA solely by CRADA PARTNER personnel. With respect to any such invention, CRADA PARTNER agrees that LABORATORY shall have a right to use such invention for research and purposes related to its performance under this CRADA, and, further, if such invention is made solely by CRADA PARTNER employees utilizing LABORATORY facilities, then the U.S. Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government for research or other Government purposes. CRADA PARTNER shall provide LABORATORY with a duly executed instrument confirmatory of such license. CRADA PARTNER shall notify LABORATORY of its intent to file patent applications on inventions which are the subject of this paragraph.

8.2            Rights to Inventions Made Jointly by CRADA PARTNER and LABORATORY Personnel. CRADA PARTNER and MIT shall co-own any inventions under this CRADA made jointly by CRADA PARTNER and LABORATORY personnel. With respect to any such joint inventions, CRADA PARTNER shall have the option to obtain from MIT, if a patent application is filed under 8.5, an exclusive license in the joint invention at a reasonable royalty rate to be negotiated in good faith between CRADA PARTNER and MIT CRADA PARTNER shall indicate its intention to exercise its option to obtain an exclusive license for such an invention by giving written notice to MIT of its intent to enter into such a license agreement within nine (9) months after disclosure or identification of the invention pursuant to paragraph 8.4. The specific royalty rate and other terms and conditions of the license agreement shall be negotiated promptly after notice is given. This license is subject to the granting to the U.S. Government of a royalty-free right to practice and have practiced the licensed invention for governmental purposes on behalf of the U.S. Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement with the United States.

8.3            Rights to Inventions Made Solely by LABORATORY Employees. MIT may retain title to any invention made solely by LABORATORY employees pursuant to this CRADA. With respect to any such invention, MIT grants CRADA PARTNER an option to obtain an exclusive or nonexclusive license on terms and conditions comparable with the provisions of paragraph 8.2.

8.4            Invention Disclosures. LABORATORY and CRADA PARTNER shall disclose to one another, in writing, each invention made pursuant to this CRADA within three (3) months after its existence becomes known. The parties will exercise reasonable diligence to identify any and all such inventions. CRADA PARTNER and LABORATORY will jointly cooperate to identify any and all joint inventions made as a consequence of this CRADA.

8.5            Filing of Patent Applications. CRADA PARTNER shall prepare, file, and prosecute (“file”) a patent application in the U.S. Patent and Trademark Office for any invention made pursuant to this CRADA for which it gives notice, pursuant to paragraph 8.1. MIT, in its sole discretion, shall file patent applications in the U.S. Patent and Trademark Office on any invention made solely by LABORATORY personnel under paragraph 8.3. In the event MIT declines to file, CRADA PARTNER shall have the opportunity to file at its expense, in the name of MIT. The parties shall mutually agree on which party shall file on inventions made jointly or owned jointly under paragraph 8.2. In any event, the party not filing will fully cooperate with the other, including executing all necessary documents and obtaining the cooperation of its employees in executing such documents, in the preparation and filing of any patent application based upon an invention made as a consequence of this CRADA. Both parties shall exercise all reasonable efforts to file a patent application or allow the other to file a patent application before any time bar prescribed by Title 35 of the United States Code.

8.6            Patent Expenses and Copies. Unless otherwise agreed, all the expenses attendant to the filing of any patent application shall be borne by the party filing the patent application. Any post-filing and post-patent fees shall also be borne by that party unless otherwise agreed between the parties. Each party shall provide the other party with a copy of each patent application it files on inventions made as a consequence of this CRADA, along with the power to inspect and make copies of all documents retained in the official patent application files of CRADA PARTNER and LABORATORY.

ARTICLE 9. COPYRIGHTS

9.1            CRADA PARTNER and MIT each shall own the copyright to their own copyrightable works, including software, developed under this CRADA. Copyrightable works which are co-authored by employees of CRADA PARTNER and employees of the LABORATORY shall be jointly owned by CRADA PARTNER and MIT without an obligation to account. The parties shall mark any such works with an appropriate copyright notice as prescribed under Title 17, United States Code. Copyrighted works solely owned by MIT may be used and distributed by CRADA PARTNER subject to the provisions of Article 10. Copyrighted works owned solely by CRADA PARTNER may be used internally by the LABORATORY solely for purposes of performance under this CRADA and if developed using the LABORATORY Property shall be subject to a non-exclusive, irrevocable, paid-up, worldwide license granted to the U.S. Government to use, duplicate or disclose the copyrighted work, in whole or in part and in any manner, for Government purposes only and to have or permit others to do so for Government purposes only. Government purposes include competitive reprocurement, but do not include the right to have or permit others to use the copyrighted works for commercial purposes. CRADA PARTNER will clearly mark all copyrighted work subject to a Government purpose license with the words “Government Purpose License.”

9.2            Each party shall deliver to the other, one copy of each software document or other work developed in whole or in part by each party under this CRADA, subject to the terms and conditions of Articles 9 and 10 hereof.

ARTICLE 10. COPYRIGHT ROYALTIES

10.1          CRADA PARTNER shall pay to MIT a percentage as reasonably negotiated between the parties, of any net royalties or other income received by CRADA PARTNER or its affiliates from the licensing, assignment, sale, lease, and/or rental (hereinafter called “disposition”) of any copyrighted work created under this CRADA which is solely authored by LABORATORY employees and owned by MIT, except where such disposition is made to the U.S. Government or one of its agencies and except for the licensing, assignment, sale, lease and/or rental of copyrighted works, including computer software, that are distributed in conjunction with Licensed Products, as defined in the License Agreement. Payments by CRADA PARTNER to MIT shall be made payable to MIT and submitted not later than sixty (60) days after the calendar year ending December 31st in which CRADA PARTNER receives the royalties or other income. CRADA PARTNER’s obligation to pay royalties shall survive the termination of this CRADA.

10.2          Concurrently with each payment of royalties, as required in paragraph 10.1 of this CRADA, or at such other time as payments are due, CRADA PARTNER shall submit a written report setting forth for the period for which the payment is made, the amount and a description of the copyrighted works upon which a royalty is payable as provided at paragraph 10.1, the net royalties and other income received therefrom by CRADA PARTNER and the amount of royalties due thereon. If no royalties are due LABORATORY for any report period, the report shall so state.

10.2.1            CRADA PARTNER agrees to keep records showing the sales or other disposition of the copyrighted works upon which royalties are due under the provisions of paragraph 10.1 in sufficient detail to enable the royalties payable hereunder by CRADA PARTNER to he determined.

10.2.2            CRADA PARTNER further agrees to permit its books and records to be examined from time to time during its ordinary business hours and not more often than once a year to the extent necessary to verify the reports provided for in Article 10. Such examination will be made at the expense of MIT by any auditor from a certified public accounting firm appointed by MIT. In the event the royalty report(s) of CRADA PARTNER shall be found to be more than ten percent (10%) below the findings of the auditor, CRADA PARTNER shall reimburse MIT for the cost of the audit.

ARTICLE 11. PROPRIETARY INFORMATION

Subject to Articles 8 and 9, any proprietary information developed by CRADA PARTNER under this CRADA shall be owned by CRADA PARTNER. However, CRADA PARTNER agrees to grant the LABORATORY, to the extent necessary for LABORATORY performance under this CRADA, a right to use, duplicate and disclose such proprietary information in confidence, provided the LABORATORY agrees that it shall use reasonable measures to protect the confidentiality of all appropriately marked proprietary information, unless otherwise required by law.

ARTICLE 12. EXTENSION, TERMINATION, AND DISPUTES

12.1          This CRADA shall expire as specified in Article 4 unless the parties hereto agree in writing to extend it further or unless the CRADA is terminated by either CRADA PARTNER or LABORATORY upon delivery of written notice at least ninety (90) days prior to such termination.

12.2          CRADA PARTNER agrees that (a) it may not submit a proposal as either a prime contractor or a subcontractor which identifies that LABORATORY will contribute to the performance of any resulting contract; and (b) it may not use LABORATORY’S services in the performance of any contract. The technology conveyed under this CRADA, consistent with the other provisions of this CRADA, is available for use by the CRADA PARTNER in the performance of any contract. If either party should become aware that continued performance under this CRADA would cause violation of these stipulations, it shall give the other party notice of such violation. Either party may terminate this CRADA in accordance with the procedures hereunder provided if such violation is not cured within thirty (30) days of notice.

12.3          Should this CRADA be terminated as provided above, then the LABORATORY will deduct the following amounts from the payments made by CRADA PARTNER pursuant to Article 5 hereof: (a) all direct and indirect costs for the project incurred up to the effective date stated in the termination notice; (b) all direct and indirect costs incurred in restoring LABORATORY property to its pre-CRADA condition as discussed in Article 2.3; and (c) all other non-cancelable commitments. Any funds in excess of these amounts will be promptly returned to CRADA PARTNER.

12.4          All disputes arising out of, or related to, this CRADA shall be resolved in accordance with this Article. Any dispute arising out of or related to this CRADA, which is not disposed of by agreement of the parties shall be decided by the Reviewing Official, who shall reduce any decision to writing within sixty (60) days and mail or otherwise furnish a copy of the decision to the parties.

12.5          The decision of the Reviewing Official shall be final and conclusive unless, within thirty (30) days from the date of receipt of such copy, CRADA PARTNER mails or otherwise furnishes to the Reviewing Official a written appeal addressed to the Secretary of the Air Force. The decision of the Secretary, or the Secretary’s duly authorized representative, on the appeal shall be final and conclusive as to the administrative remedy. In connection with any appeal under this Article, CRADA PARTNER shall be afforded an opportunity to be heard and to offer evidence in support of its appeal.

12.6          Pending the resolution of any dispute under this Article, work under the CRADA will continue as elsewhere provided herein.

12.7          Termination of this CRADA for any reason shall not affect the rights and obligations of the parties accruing prior to the effective date of termination. No termination of this CRADA, however effectuated, shall release the parties hereto from their rights, duties and obligations under Articles 3, 6, 7, 8, 9, 10, 11, 14, 15, 16 and 18.9.

ARTICLE 13. INDEPENDENT CONTRACTORS

CRADA PARTNER and the LABORATORY are independent contractors and are not agents of each other, joint venturers, partners, or joint parties to a formal business organization of any kind. Neither party is authorized or empowered to act on behalf of the other with regard to any contract, warranty, or representation as to any matter, and neither party will be bound by the acts or conduct of the other. Each party will maintain sole and exclusive control over its own personnel and operations.

ARTICLE 14. REPRESENTATIONS AND WARRANTIES

14.1            Representations and Warranties of LABORATORY. LABORATORY hereby represents and warrants to CRADA PARTNER as follows:

14.1.1            Mission. The performance of the activities specified by this CRADA are consistent with the mission of LABORATORY.

14.1.2            Authority. All prior reviews and approvals required by regulations or law have been obtained by LABORATORY prior to the execution of the CRADA. The LABORATORY official executing this CRADA has the requisite authority to do so.

14.1.3            Statutory Compliance. LABORATORY, prior to entering into this CRADA, has (I) given special consideration to entering into CRADAs with small business firms and consortia involving small business firms; (2) has given preference to business units located in the United States which agree that products embodying inventions made under the Cooperative Research and Development Agreement or produced through the use of such inventions will be manufactured substantially in the United States, and; (3) in the event this CRADA is made with an industrial organization or other person subject to the control of a foreign company or government, taken into consideration whether such foreign government permits United States agencies, organizations, or other persons to enter into Cooperative Research and Development Agreements and licensing agreements with such foreign country.

14.1.4            Statement of Ownership. MIT has full right, title and interest (by assignment) to all inventions made solely by LABORATORY employees under this Agreement.

14.2            Representations and Warranties of CRADA PARTNER. CRADA PARTNER hereby represents and warrants to LABORATORY, as follows:

14.2.1            Corporate Organization. CRADA PARTNER, as of the date hereof, is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

14.2.2            Statement of Ownership. (a) CRADA PARTNER is a foreign owned company or a subsidiary of a foreign owned entity, and (b) CRADA PARTNER has full right, title and interest (by assignment from its employees) to all inventions made by its employees in the performance of this CRADA.

14.2.3            Power and Authority. CRADA PARTNER has the requisite power and authority to enter into this CRADA and to perform according to the terms thereof.

14.2.4            Due Authorization. The Board of Directors and stockholders of CRADA PARTNER have taken all actions required to be taken by law, CRADA PARTNER’s Certificate or Articles of Incorporation, its bylaws or otherwise, to authorize the execution and delivery of this CRADA.

14.2.5            No Violation. The execution and delivery of this CRADA do not contravene any material provisions of, or constitute a material default under any material agreement binding on CRADA PARTNER or any valid order of any court, or any regulatory agency or other body having authority to which CRADA PARTNER is subject.

ARTICLE 15. DISPOSAL OF TOXIC OR OTHER WASTE

CRADA PARTNER shall be responsible for the removal from LABORATORY property of any and all toxic or other material used, provided, or generated in the course of performing this CRADA. CRADA PARTNER shall obtain at its own expense all necessary permits and licenses as required by local, state, and federal law and shall conduct such removal in a lawful and environmentally responsible manner.

ARTICLE 16. LIABILITY

16.1          Property. The LABORATORY will not bear any responsibility for any property of CRADA PARTNER consumed, damaged or destroyed in performance of this CRADA. CRADA PARTNER agrees that it will release the U.S. Government from any like responsibility.

16.2          CRADA PARTNER’s Employees. CRADA PARTNER agrees to indemnify and hold harmless the U.S. Government and the LABORATORY for any loss, claims, damage, or liability of any kind involving an employee of CRADA PARTNER arising in connection with this CRADA, except to the extent that such loss, claim, damage, or liability arises solely from the negligence of LABORATORY or its employees. CRADA PARTNER shall be solely responsible for the payment of all claims for the loss of property, personal injury, or death, or otherwise arising out of any negligent act or omission of its employees in connection with the performance of work under this CRADA.

16.3          No Warranty. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 14, LABORATORY MAKES NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR PRODUCT; OR THE VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS CRADA SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LABORATORY THAT THE PRACTICE OF ANY LICENSED PATENT OR COPYRIGHTED WORK SHALL NOT INFRINGE THE PROPRIETARY RIGHTS OF ANY THIRD PARTY. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR COMPENSATORY, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

16.4          Indemnification. CRADA PARTNER holds the U.S. Government and the LABORATORY harmless and will indemnify them both for all liabilities, demands, damages, expenses, and losses arising out of the use by CRADA PARTNER, or any party acting on its behalf or under its authorization, of LABORATORY’s research and technical developments or out of any use, sale, or other disposition by CRADA PARTNER, or others acting on its behalf or with its authorization, of products made by the use of LABORATORY’s technical developments, except to the extent such liabilities, demands, damages, expenses or losses arise from the fault or negligence of the LABORATORY, the Government or their employees. This provision shall survive termination of this CRADA.

ARTICLE 17. FORCE MAJEURE

Neither party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such party, which causes such party to be unable to perform its obligations under this CRADA (and which it has been unable to overcome by the exercise of due diligence), including, but not limited to, floods, drought, earthquake, storm, fire, pestilence, lightning, and other natural catastrophes, epidemic, war, riot, civic disturbances or disobedience, strikes, labor disputes, or failure, threat of failure, or sabotage, or any order or injunction made by a court or public agency. In the event of the occurrence of such a force majeure event, the party unable to perform shall promptly notify the other party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure.

ARTICLE 18. MISCELLANEOUS

18.1          No Benefits. No member of, or delegate to, the United States Congress or resident commissioner shall be admitted to any share or part of this CRADA or to any benefit that may arise therefrom; but this provision shall not be construed to extend to this CRADA if made with a corporation for its general benefit.

18.2          Governing Law. The construction, validity, performance, and effect of this CRADA for all purposes shall be governed by the laws and regulations of the United States and applicable Commonwealth of Massachusetts laws that do not conflict with these Federal laws and regulations.

18.3          Entire Agreement. This CRADA constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior understanding or written or oral agreement relative to said matter. The parties acknowledge and agree, however, that this CRADA does not supersede the Patent Option Agreement, License Agreement and Technology Transfer Agreement previously entered into by the parties, all of which shall remain in full force and effect.

18.4          Headings. Titles and headings of the Sections and Subsections of this CRADA are for the convenience of reference only and do not form a part of this CRADA and shall in no way affect the interpretation thereof.

18.5          Waivers. None of the provisions of this CRADA shall be considered waived by any party hereto unless such waiver is given in writing to all other parties. The failure of any party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any party hereto.

18.6          Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect, or invalidate the other provisions of this CRADA.

18.7          Amendments. If either party desires a modification in this CRADA, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of such modification. Such modification shall not be effective until a written amendment is signed by all the parties hereto by their representatives duly authorized to execute such amendment.

18.8          Assignment. Neither this CRADA nor any rights or obligations of any party hereunder shall be assigned or otherwise transferred by either party without the prior written consent of the other party, such consent not to be unreasonably withheld by MIT in case of a merger, sale or other disposition of the business of the CRADA PARTNER to which the technology developed hereunder and licensed under the License Agreement relate.

18.9          Export Controls. Information and/or products developed pursuant to this CRADA may contain information for which export is restricted by the Arms Control Act (22 USC 2571 et seq.) or the Export Administration Act (50 USC 2401 et seq.). Nothing in this CRADA shall be construed to permit any disclosure in violation of those restrictions.

ARTICLE 19. NOTICES

19.1          Notices and communications hereunder shall be deemed made if given by registered or certified envelope, postage prepaid, and addressed to the party to receive such notice or communication at the address given below, or such other address as may hereafter be designated by notice in writing. Payments are to be made to the addressee identified in Paragraph 5.1 of this Agreement.

19.2          Formal notices under this Agreement shall be addressed as follows:

LABORATORY:	[***]
COLLABORATION PARTNER:	[***]

19.3          Correspondence relating to technical matters should be addressed as follows:

LABORATORY:	[***]
COLLABORATION PARTNER:	[***]

ARTICLE 20. SIGNATURES

IN WITNESS WHEREOF, the Parties have caused this CRADA to be executed in duplicate by their duly authorized representatives as follows:

For CRADA PARTNER:	NAME:	/s/ Aman Bhardwaj
Aman Bhardwaj

	TITLE:	President

	DATE:	12/11/2018

FOR LABORATORY:	NAME:	/s/ Marc Bernstein
Marc Bernstein

	TITLE:	Associate Director

	DATE:	12/17/2018

FOR MIT	NAME:	/s/ Michael P Corcoran
Michael P Corcoran

	TITLE:	Assistant Director, Grant & Contract Administration

DATE:

GOVERNMENT REVIEWING OFFICIAL:
	NAME:	/s/ Eric D. Evans
Eric D. Evans

	TITLE:	Director, MIT Lincoln Laboratory

	DATE:	12/17/2018

APPENDIX A

Joint Statement of Work

[***]